EXHIBIT 99

Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526
News Release

September 15, 2005	FOR IMMEDIATE RELEASE
ARCHER-DANIELS-MIDLAND COMPANY ANNOUNCES
SUCCESSION PLANNING STEPS
     Paul B. Mulhollem, President and Chief Operating Officer, today announced his decision to retire from the Company, effective immediately. G. Allen Andreas, Chairman of the Board of Directors and Chief Executive Officer of ADM, will temporarily assume the duties of President and COO.
     “Mr. Mulhollem’s contributions to the Company in his various assignments over his years with ADM are significant,” said Mr. Andreas. “Paul’s insight and acumen will be missed. During his tenure, Paul worked closely with me in expanding our global reach and building a solid foundation for the continued growth and success of ADM. On both a personal and professional level, Paul’s contributions are appreciated by all of us at ADM.”
     “In retiring from ADM, I am leaving behind a great company and many friends and colleagues,” said Mr. Mulhollem. “I wish them and the Company continued success in the future.”
     The ADM Board of Directors announced plans to initiate a search for a new President to take on Mr. Mulhollem’s responsibilities and also to assume the position of Chief Executive Officer as a successor for Mr. Andreas in his role as CEO. “With the full approval and support of the Board of Directors, Mr. Andreas has, for a period of time, been developing a succession plan for executive leadership at the Company,” said O.G. Webb, Vice Chairman of ADM’s Board. “This is a continuation of that process.” At the Board’s direction, Mr. Webb will chair a select committee of directors who will interview and engage an executive search firm to seek candidates from within and outside the Company for the position of President and CEO. Upon the selection of a new President and CEO, Mr. Andreas will be elected Executive Chairman of the Board of Directors.
     Archer-Daniels-Midland Company is a world leader in agricultural processing. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 25,000 employees, more than 250 processing plants and net sales for the fiscal year ended June 30, 2005 of $35.9 billion. Additional information can be found on ADM’s web site at http://www.admworld.com.
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From:	Brian Peterson, Senior Vice President — Corporate Affairs 217/424-5413